EXHIBIT 99.1

Pain Therapeutics Announces Investor Call to Provide Strategic Update

Call to be Held on Thursday, October 4th, 10:00 AM Eastern Time

AUSTIN, Texas, Oct. 02, 2018 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today announced that it will host a live conference call to provide a strategic update regarding its business, its science and its pipeline.  The call is scheduled to be held Thursday, October 4th at 10 AM Eastern time, 9 AM Central time.

The audio presentation will be available via teleconference, which can be accessed by dialing (877) 407-4018 or (201) 689-8471 for international callers.  A toll-free replay will be available at (844) 512-2921, or (412) 317-6671 for international callers, using the conference ID code: 13683822

The Company’s presentation will be available live via webcast and conference call. To listen to the webcast and view the accompanying slide presentation, please go to the Company’s website at http://www.paintrials.com/ and click on the webcast icon at least 15 minutes before the presentation is to begin to register.  If you are unable to listen to the live webcast, please access http://www.paintrials.com/ at any time within seven days to listen to a replay of the webcast.

About Pain Therapeutics, Inc.
Pain Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops novel drugs.  The Company believes its research program in Alzheimer’s disease has game-changing characteristics.  Its lead drug candidate, PTI-125, is a small molecule with a unique mechanism of action to treat Alzheimer’s disease.  The underlying science for PTI-125 is published in prestigious peer-reviewed journals, including Journal of Neuroscience, Neurobiology of Aging, and Neuroimmunology and Neuroinflammation, and benefits from several peer-reviewed research grant awards from the National Institutes of Health (NIH).

The Company is also developing a blood test, called PTI-125DX, to detect Alzheimer’s disease, possibly years before symptoms appear.  An early diagnosis of Alzheimer's could allow treatment to start sooner, optimize treatment options for each individual and improve chances to slow or halt the disease.

Last, the Company also has an NDA-stage drug asset, REMOXY, for severe chronic pain, which is currently held up at the U.S. Food and Drug Administration (FDA).  The FDA has not yet established the safety or efficacy of any of our drug candidates.  For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act").  Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements regarding the potential benefits of the Company’s program in Alzheimer’s disease.  Such statements are based on management's current expectations, but actual results may differ materially due to various factors.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to our financial and operational ability to carry out development activities around Alzheimer’s disease.  For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

For More Information Contact:
Ruth Araya
Pain Therapeutics, Inc.
IR@paintrials.com
(512) 501-2485